Exhibit 99.1
Allied Capital Announces 2008 Financial Results
March 2, 2009 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced 2008 financial results.
Highlights for 2008
•	Net investment income was $1.23 per share, or $213.2 million

•	Net realized losses were $0.75 per share, or $129.4 million

•	The total of net investment income and net realized losses was $0.48 per share, or $83.8 million

•	Net unrealized depreciation was $6.49 per share, or $1.1 billion; including net declines in investment values of $7.18 per share, or $1.2 billion and the reversal of net unrealized depreciation associated with net realized losses and dividend income of $0.69 per share, or $118.8 million

•	Net loss was $6.01 per share, or $1.0 billion

•	Dividends paid to shareholders were $2.60 per share, or $456.5 million

•	Net asset value per share was $9.62 at December 31, 2008

•	Shareholders’ equity was $1.7 billion at December 31, 2008

•	New investments totaled $1.1 billion

•	Principal collections from investment repayments or sales totaled $1.0 billion
For the year ended December 31, 2008, net investment income was $213.2 million or $1.23 per share compared to net investment income of $141.0 million or $0.91 per share for the year ended December 31, 2007. For the year ended December 31, 2008, the company had net realized losses of $129.4 million or $0.75 per share. For the year ended December 31, 2007, the company had net realized gains of $268.5 million or $1.74 per share.
For the year ended December 31, 2008, the sum of net investment income and net realized losses was $83.8 million or $0.48 per share, as compared to $409.5 million or $2.65 per share for the year ended December 31, 2007. Net investment income was reduced in 2008 by employee stock option expense of $11.8 million or $0.07 per share. Net investment income was reduced in 2007 by employee stock option expense of $35.2 million or $0.23 per share.
For the year ended December 31, 2008, net change in unrealized appreciation or depreciation was a decrease of $1.1 billion or $6.49 per share. Net unrealized depreciation for the year was increased by additional net depreciation of $1.2 billion or $7.18 per share due to changes in portfolio value and the reversal of previously recorded unrealized appreciation associated with realized gains and dividend income of $131.1 million or $0.76 per share. Net unrealized depreciation for the year was reduced by $249.9 million or $1.44 per share due to the reversal of previously recorded unrealized depreciation associated with realized losses.
Net loss for the year ended December 31, 2008, was $1.0 billion or $6.01 per share, as compared to net income of $153.3 million or $0.99 per share for the year ended December 31, 2007.
For the quarter ended December 31, 2008, net investment income was $34.2 million or $0.19 per share compared to net investment income of $58.0 million or $0.37 per share for the quarter ended December 31, 2007. For the quarter ended December 31, 2008, the company had net realized losses of $176.7 million or $0.99 per share compared to net realized losses of $46.4 million or $0.30 per share for the quarter ended December 31, 2007.
For the quarter ended December 31, 2008, the sum of net investment income and net realized losses resulted in a loss of $142.6 million or $0.80 per share, as compared to income of $11.6 million or $0.07 per share for the quarter ended December 31, 2007.
For the quarter ended December 31, 2008, net change in unrealized appreciation or depreciation was a decrease of $436.3 million or $2.44 per share. Net unrealized depreciation for the quarter was increased by additional net depreciation of $605.1 million or $3.39 per share due to changes in portfolio value and the reversal of previously recorded unrealized appreciation associated with realized gains of $0.9 million or $0.01 per share. Net unrealized depreciation for the quarter was reduced by $169.7 million or $0.95 per share due to the reversal of previously recorded unrealized depreciation associated with realized losses.
Net loss for the quarter ended December 31, 2008, was $578.8 million or $3.24 per share, as compared to net income of $27.5 million or $0.18 per share for the quarter ended December 31, 2007.
Net income can vary substantially from period to period due to the recognition of realized gains and losses and unrealized appreciation and depreciation, among other factors. As a result, quarterly or annual comparisons of net income may not be meaningful.
For 2008, the company paid $456.5 million or $2.60 per share in dividends to shareholders. Dividends for 2008 were paid primarily from taxable income carried forward from 2007 for distribution in 2008. The company estimates that it has met its dividend distribution requirements for 2008. The company currently does not expect to declare dividends in 2009 and would be able to carry forward any 2009 taxable income for distribution in 2010.
The company had approximately $217.4 million in deferred taxable income resulting from installment sale gains as of December 31, 2008. These gains have been deferred for tax purposes until the notes or other amounts received from the sale of the related investments are collected in cash.
Events of Default, Liquidity and Operations
Events of default related to certain covenants have occurred under the company’s revolving line of credit and private notes. The company’s asset coverage ratio, which these debt agreements require to be no less than 200%, was 188% as of December 31, 2008. During the continuance of an event of default, the company is prohibited from issuing indebtedness and from paying any dividends to its shareholders. Neither the lenders nor the private noteholders have accelerated repayment of the company’s obligations; however, the occurrence of an event of default permits the lenders and private noteholders to accelerate repayment. Acceleration of the debt obligations would have a material adverse effect on the company’s operations. The company’s auditors have included an explanatory paragraph in their 2008 audit opinion that expresses substantial doubt about the company’s ability to continue as a going concern. The company is in discussion with these lenders and private noteholders regarding a comprehensive restructuring of these debt agreements to provide long-term operational flexibility. There can be no assurance that the company will achieve a comprehensive restructuring.
At December 31, 2008, the company had cash and money market and other securities totaling $50.7 million. The company repaid $186.0 million of its debt in the fourth quarter of 2008. At December 31, 2008, the company had borrowings on its revolving line of credit of $50.0 million, outstanding private notes of $1.0 billion and outstanding public debt of $880.0 million. In addition as of December 31, 2008, $122.3 million in standby letters of credit have been issued under the revolving line of credit.
Portfolio and Investment Activity
The company has reduced new investment activity as part of its efforts to conserve capital and repay debt. In addition, the company is pursuing certain asset sales in order to generate capital to further reduce debt outstanding and de-lever its balance sheet. New investments for the quarter ended December 31, 2008 totaled $50.3 million. During the quarter principal collections related to investment repayments or sales totaled $159.1 million.
At December 31, 2008, the total portfolio at value was $3.5 billion, including interest-bearing investments of $2.9 billion with a weighted average yield of 12.1%.

Portfolio Quality
Loans and debt securities over 90 days delinquent at December 31, 2008, were $108.0 million or 3.1% of the portfolio at value. At September 30, 2008, loans and debt securities over 90 days delinquent were $21.4 million or 0.5% of the portfolio at value. Excluding the Company’s senior loan to Ciena Capital LLC, loans and debt securities over 90 days delinquent were $3.1 million or 0.1% of the portfolio at value at December 31, 2008, as compared to $21.4 million or 0.5% of the portfolio at value at September 30, 2008.
Loans and debt securities not accruing interest at December 31, 2008 were $335.6 million or 9.6% of the portfolio at value, as compared to $383.1 million or 9.1% at September 30, 2008. Excluding the company’s senior loan to Ciena Capital LLC, loans on non-accrual were $230.7 million or 6.6% of the portfolio at value at December 31, 2008 as compared to $202.9 million or 4.8% of the portfolio at value at September 30, 2008.
Loans and debt securities on non-accrual and over 90 days delinquent totaled $108.0 million at December 31, 2008 and $21.4 million at September 30, 2008.
Webcast/ Conference Call at 8:30 a.m. (Eastern Time) on Monday, March 2, 2009
The company will host a webcast/conference call at 8:30 a.m. (Eastern Time) on Monday, March 2, 2009, to discuss the results for the quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.
All interested parties are welcome to attend the live webcast, which will be hosted through our website at www.alliedcapital.com. Please visit the website to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (973)532-4907. All callers should reference the passcode “Allied Capital.”
An archived replay of the event will be available through March 13, 2009 by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “86773338.” An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.
About Allied Capital
Allied Capital (NYSE: ALD) is a business development company (BDC) in the U.S. that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for 50 years. Allied Capital has a diverse portfolio of investments in 110 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)

	December 31,
	2008	2007
ASSETS

Portfolio at value:
Private finance	$3,399,063	$4,659,321
Commercial real estate finance	93,887	121,200

Total portfolio at value	3,492,950	4,780,521

Accrued interest and dividends receivable	55,638	71,429
Other assets	122,909	157,864
Investments in money market and other securities	287	201,222
Cash	50,402	3,540

Total assets	$3,722,186	$5,214,576

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Notes payable	$1,895,000	$1,922,220
Revolving line of credit	50,000	367,250
Accounts payable and other liabilities	58,786	153,259

Total liabilities	2,003,786	2,442,729

Commitments and contingencies

Shareholders’ equity:
Common stock	18	16
Additional paid-in capital	3,037,845	2,657,939
Common stock held in deferred compensation trust	—	(39,942)
Notes receivable from sale of common stock	(1,089)	(2,692)
Net unrealized appreciation (depreciation)	(1,503,089)	(379,327)
Undistributed earnings	184,715	535,853

Total shareholders’ equity	1,718,400	2,771,847

Total liabilities and shareholders’ equity	$3,722,186	$5,214,576

Net asset value per common share	$9.62	$17.54

Common shares outstanding	178,692	158,002

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)
Interest and related portfolio income
Interest and dividends	$91,339	$107,110	$457,418	$417,576
Fees and other income	10,721	10,599	44,826	44,129

Total interest and related portfolio income	102,060	117,709	502,244	461,705

Expenses
Interest	38,956	33,712	148,930	132,080
Employee	18,990	12,310	76,429	89,155
Employee stock options	2,250	3,741	11,781	35,233
Administrative	13,324	12,355	49,424	50,580

Total operating expenses	73,520	62,118	286,564	307,048

Net investment income before income taxes	28,540	55,591	215,680	154,657

Income tax expense (benefit), including excise tax	(5,635)	(2,449)	2,506	13,624

Net investment income	34,175	58,040	213,174	141,033

Net realized and unrealized gains (losses)
Net realized gains (losses)	(176,748)	(46,402)	(129,418)	268,513

Net change in unrealized appreciation or depreciation	(436,256)	15,889	(1,123,762)	(256,243)

Total net gains (losses)	(613,004)	(30,513)	(1,253,180)	12,270

Net increase (decrease) in net assets resulting from operations	$(578,829)	$27,527	$(1,040,006)	$153,303

Diluted earnings (loss) per common share	$(3.24)	$0.18	$(6.01)	$0.99

Weighted average common shares outstanding — diluted	178,692	155,696	172,996	154,687

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q4 2008(1)	Q3 2008(1)	Q2 2008(1)	Q1 2008(1)	Q4 2007(1)
Income Summary
Interest and related portfolio income	$102.1	$120.7	$134.6	$144.9	$117.7
Operating expenses(2)(3)	73.5	73.0	66.6	73.4	62.1
Income tax expense (benefit), including excise tax(4)	(5.6)	2.1	4.1	2.0	(2.4)

Net investment income	34.2	45.6	63.9	69.5	58.0

Realized gains (losses):
Realized gains	15.3	97.5	5.0	32.7	4.3
Realized losses	(192.0)	(35.5)	(22.9)	(29.6)	(50.7)

Net realized gains (losses)	(176.7)	62.0	(17.9)	3.1	(46.4)

Net change in unrealized appreciation or depreciation:
Net unrealized appreciation (depreciation)	(605.1)	(378.7)	(162.9)	(95.9)	(34.2)
Reversals of previously recorded net unrealized appreciation or depreciation associated with realized gains or losses:
Unrealized appreciation reversed for realized gains	(0.9)	(80.4)	(2.2)	(36.2)	(1.6)
Unrealized appreciation reversed for dividend income	—	(1.6)	—	(9.8)	—
Unrealized depreciation reversed for realized losses	169.7	34.8	16.9	28.5	51.7

Net change in unrealized appreciation or depreciation	(436.3)	(425.9)	(148.2)	(113.4)	15.9

Net income (loss)	($578.8)	($318.3)	($102.2)	($40.7)	$27.5

Total of net investment income and net realized gains (losses)(5)	($142.6)	$107.6	$46.0	$72.7	$11.6

Per Share Statistics (diluted)
Net investment income	$0.19	$0.26	$0.37	$0.43	$0.37
Net realized gains (losses)	(0.99)	0.35	(0.10)	0.02	(0.30)
Net change in unrealized appreciation or depreciation	(2.44)	(2.38)	(0.86)	(0.70)	0.10

Net income (loss)	($3.24)	($1.78)	($0.59)	($0.25)	$0.18

Total of net investment income and net realized gains (losses)(5)	($0.80)	$0.60	$0.27	$0.45	$0.07
Dividends per share(6)	$0.65	$0.65	$0.65	$0.65	$0.72

Balance Sheet Summary
Total portfolio at value:
Private finance	$3,399.1	$4,101.9	$4,390.8	$4,519.8	$4,659.3
Commercial real estate finance	93.9	106.6	106.8	115.8	121.2

Total portfolio at value	$3,493.0	$4,208.5	$4,497.6	$4,635.6	$4,780.5
Yield on interest-bearing portfolio	12.1%	11.9%	12.7%	12.3%	12.1%
Cash and investments in U.S. Treasury bills, money market and other securities	$50.7	$215.3	$228.8	$201.6	$204.8
Total assets	$3,722.2	$4,625.7	$4,937.7	$5,082.2	$5,214.6
Total debt outstanding	$1,945.0	$2,131.0	$2,043.3	$2,191.6	$2,289.5
Undistributed earnings	$184.7	$421.8	$430.3	$500.5	$535.9
Total shareholders’ equity	$1,718.4	$2,413.4	$2,845.8	$2,828.4	$2,771.8
Net asset value per share	$9.62	$13.51	$15.93	$16.99	$17.54
Debt to equity ratio	1.13	0.88	0.72	0.77	0.83
This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(1)	The results for the interim periods are not necessarily indicative of the operating results to be expected for the full year.

(2)	Operating expenses included employee stock option expense totaling $2.3 million or $0.01 per share, $1.5 million or $0.01 per share, $3.9 million or $0.02 per share, $4.2 million or $0.03 per share, and $3.7 million or $0.02 per share for the respective periods.

(3)	Operating expenses included investigation and litigation expenses, net of reimbursements, totaling $0.5 million or $0.00 per share, $0.4 million or $0.00 per share, $0.7 million or $0.00 per share, $(0.5) million or $(0.00) per share, and $0.8 million or $0.00 per share for the respective periods.

(4)	Income tax expense (benefit), including excise tax, included excise tax expense (benefit) of $(5.6) million or $(0.03) per share, $0.9 million or $0.01 per share, $1.9 million or $0.01 per share, $2.3 million or $0.01 per share, and $(0.3) million or $(0.00) per share for the respective periods.

(5)	Dividends are based on taxable income, which differs from income for financial reporting purposes. Net investment income and net realized gains are the most significant components of our taxable income.

(6)	Dividends per share for Q4 2007 include an extra dividend of $0.07 per share.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007
Private Finance New Investments
By security type:
Loans and debt securities
Senior loans	$22.1	$44.3	$86.2	$37.2	$95.3
Senior secured loan to Ciena Capital LLC(7)	—	319.0	—	—	—
Unitranche debt	—	0.5	10.3	5.0	55.9
Subordinated debt	7.3	21.9	110.8	161.2	320.8

Total loans and debt securities	$29.4	$385.7	207.3	203.4	472.0
Equity securities
Preferred shares/ income notes of CLOs	—	8.4	24.2	3.0	73.8
Subordinated certificates in Unitranche Fund LLC	11.1	19.8	63.1	30.7	0.7
Other equity securities	6.9	15.0	22.6	37.5	61.6

Total new investments	$47.4	$428.9	$317.2	$274.6	$608.1

By transaction type:
Debt investments	$37.8	$82.8	$309.3	$208.5	$522.6
Buyout investments	9.6	346.1	7.9	66.1	85.5

Total new investments	$47.4	$428.9	$317.2	$274.6	$608.1

Private Finance Repayments or Sales(8)
By security type:
Loans and debt securities	$146.7	$252.9	$289.3	$150.8	$115.4
Equity	12.4	27.7	35.2	105.6	9.6

Total repayments or sales	$159.1	$280.6	$324.5	$256.4	$125.0

Private Finance Portfolio at Value
Loans and debt securities
Senior loans	$306.3	$434.9	$330.9	$325.7	$344.3
Unitranche debt	456.4	579.3	627.6	655.7	653.9
Subordinated debt	1,829.1	2,062.6	2,292.0	2,430.4	2,416.4

Total loans and debt securities	2,591.8	3,076.8	3,250.5	3,411.8	3,414.6

Equity securities
Preferred shares/ income notes of CLOs	179.2	218.3	232.6	197.4	203.0
Subordinated certificates in Unitranche Fund LLC	125.4	114.3	94.6	31.5	0.7
Other equity securities	502.7	692.5	813.1	879.1	1,041.0

Total equity securities	807.3	1,025.1	1,140.3	1,108.0	1,244.7

Total portfolio	$3,399.1	$4,101.9	$4,390.8	$4,519.8	$4,659.3

Yields(9):
Senior loans	5.6%	4.2%	6.4%	7.0%	7.7%
Unitranche debt	12.0%	12.0%	12.2%	11.8%	11.5%
Subordinated debt	12.9%	13.1%	13.7%	13.0%	12.8%
Total loans and debt securities	11.9%	11.7%	12.6%	12.2%	12.1%
Preferred shares/ income notes of CLOs	16.4%	17.1%	16.0%	15.8%	14.6%
Subordinated certificates in Unitranche Fund LLC	12.0%	10.3%	10.2%	12.4%	12.4%
Total interest bearing investments	12.2%	12.0%	12.8%	12.4%	12.2%
Total number of portfolio investments	138	146	149	152	156
This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(7)	The senior secured loan to Ciena was acquired on September 30, 2008, and was placed on non-accrual status on the purchase date. The loan had a value of $104.9 million at December 31, 2008 and $180.2 million at September 30, 2008.

(8)	Represents principal collections from investment repayments or sales excluding realized gains.

(9)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest on accruing loans and debt securities plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing loans and debt securities less the annual amortization of loan origination costs, divided by (b) total loans and debt securities at value. The weighted average yield on the preferred shares/income notes of CLOs is calculated as the (a) effective interest yield on the preferred shares/income notes of CLOs, divided by (b) total preferred shares/income notes of CLOs at value. The weighted average yield on the subordinated certificates in the Unitranche Fund LLC is computed as the (a) annual stated interest divided by (b) total investment at value. The weighted average yields are computed as of the balance sheet date.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007
Valuation Assistance Received
Number of private finance portfolio companies reviewed by third parties	97	128	119	124	112
Percentage of private finance portfolio reviewed at value	91.6%	97.2%	94.9%	94.0%	91.1%

Portfolio Quality Data
Loans and Debt Securities on Non-Accrual Status
Loans and debt securities not accruing interest	$335.6	$383.1	$109.6	$150.7	$212.0
Loans and debt securities not accruing interest, % portfolio at value	9.6%	9.1%	2.4%	3.3%	4.4%
Loans and debt securities not accruing interest excluding investments in Ciena Capital, % portfolio at value	6.6%	4.8%	2.4%	2.6%	3.0%

Loans and Debt Securities Over 90 Days Delinquent
Loans and debt securities over 90 days delinquent	$108.0	$21.4	$23.7	$69.4	$149.1
Loans and debt securities over 90 days delinquent, % portfolio at value	3.1%	0.5%	0.5%	1.5%	3.1%
Loans and debt securities over 90 days delinquent excluding investments in Ciena Capital, % portfolio at value	0.1%	0.5%	0.5%	0.9%	1.7%
Loans and Debt Securities on Non-Accrual Status and Over 90 Days Delinquent

Loans and debt securities not accruing interest and over 90 days delinquent	$108.0	$21.4	$23.7	$55.5	$149.1
This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.